EXHIBIT 99.1

TARRANT APPAREL GROUP ANNOUNCES SECOND QUARTER AND SIX MONTHS RESULTS

QUARTERLY  SALES  INCREASE  16.9%  LEADING  TO 81.6%  INCREASE  IN  INCOME  FROM
OPERATIONS

         LOS ANGELES--(BUSINESS WIRE)--Aug. 14, 2006--Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, announced today results for its second quarter ended June 30, 2006. Net sales for the second quarter of 2006 increased 16.9% to $59.1 million from $50.5 million reported in the same period last year. Sales of Private Label brands were $47.6 million compared to $39.1 million in the same period of 2005. Sales of Private Brands in the second quarter of 2006 were $11.4 million compared to $11.4 million in the same period of 2005.

Gross profit for the quarter increased 10.5% to $12.7 million from $11.5 million in the year-ago period. Gross margin declined from 22.7% in the 2005 second quarter to 21.4% in the 2006 second quarter. Gross margin during the 2006 first quarter was 20.4%. Selling, general, and administrative expenses were $9.7 million in the second quarter of 2006 compared to $9.4 million in the second quarter of 2005. As a percentage of net sales, these expenses decreased to 16.4% in the second quarter of 2006 from 18.6% in the second quarter of 2005.

Royalty and marketing allowance expenses decreased to $353,000 in the second quarter of 2006 from $598,000 in the second quarter of 2005. As a percentage of net sales, these expenses decreased to 0.6% in the second quarter of 2006 from 1.2% in the second quarter of 2005.

Income from Operations in the second quarter of 2006 was $2.6 million, an increase of 81.6% compared to Income from Operations of $1.4 million in the comparable period of 2005. 2006 Income from Operations included a $284,000 charge for financing costs which were accelerated during the quarter upon early repayment of the Company's convertible debentures, and $171,000 of premium paid upon repayment of the convertible debentures.

Net income for the second quarter of 2006 was $611,000, or $0.02 per diluted share, compared to a net income of $871,000 or $0.03 per share, in the same quarter of last year. Net income during the second quarter of 2006 was impacted by a $171,000 premium paid and non-cash charges of $995,000 of debenture related financing costs, unamortized debt discount related to the intrinsic value of the conversion options and the expensing of the reamining value of the warrants as a result of the repayment of the convertible debentures in June 2006. Net income in the 2006 second quarter also included a non-cash charge of $218,000 relating to an adjustment to fair value of a derivative instrument and a one-time charge of $400,000 relating to the termination of a license.

Net sales for the six months ended June 30, 2006 increased 26.2% to $120.3 million from $95.4 million in the same period in fiscal 2005. Gross profit increased 23.4% from $20.4 million in the first six months of fiscal 2005 to $25.2 million in the first six months of fiscal 2006. Income from Operations for the 2006 six months was $4.3 million compared to $1.7 million in the year-earlier six month period. Net income was $1.4 million, or $0.05 per diluted share, compared to $765,000, or $0.03 per diluted share in the same period in fiscal 2005.

 "The second quarter results reflected solid growth in sales, combined with improved margins and a significantly improved balance sheet," said Gerard Guez, Chairman and interim CEO of Tarrant Apparel Group. "Our Private Label business continues to grow with most of our existing customers, and we are beginning to ramp up sales with new customers based on performance of earlier shipments of newly developed programs" added Mr. Guez. "While we are pleased with the continued margin improvement, we believe that our product offerings are getting stronger, and that our design and development are hitting the growing needs of our customers for product that is unique in their assortments which will allow us to improve our margins further.

"We are also pleased that we were able to meet last year's sales of Private Brands business without the benefit of Gear 7 or our celebrity brands. American Rag Cie continues to grow with our exclusive distribution through Macy's stores on a national basis," Mr. Guez concluded.

Company Outlook

The Company reiterated its previous 2006 financial guidance. It expects sales to be in the range of approximately $220 million to $230 million. Gross margins are anticipated to be comparable to, or higher, than the Company has achieved over the past six quarters.

The Company will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the results and outlook for the balance of 2006. The conference call may be accessed by dialing (877) 770-6099 (Domestic), or (706) 679-6116 (International). A replay will be available through September 14th by dialing (800) 642-1687 (Domestic) or (706) 645-9291 (International). The required pass code for the conference call and replay are 4469127.

A live broadcast of the conference call can also be accessed via the Internet at http://www.tags.com. The archive of the webcast will be available for 30 days following the conclusion of the teleconference.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements about improved gross margins and the financial outlook for the balance of 2006. Factors which could cause actual results to differ materially from these forward-looking


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


statements include, among other things, acceptance of customers of the Company's products, reliance on key suppliers; the costs of raw materials; consumer buying patterns; the potential need for changes in long-term strategy in response to future developments; the success of the Company's wholesale customers in their businesses; and competitive factors, including pricing pressures. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
CEOcast, Inc. for Tarrant Apparel Group
Andrew Hellman, 212-732-4300


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


                              TARRANT APPAREL GROUP
                           CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)
                                  (Unaudited)
                                                               JUNE 30,     DECEMBER 31,
                                                                 2006           2005
                                                             -----------    -----------
                                                             (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents .............................   $     1,691    $     1,642
   Accounts receivable, net ..............................        60,116         54,598
   Due from related parties ..............................         4,004          3,101
   Inventory .............................................        20,188         31,629
   Temporary quota rights ................................            59           --
   Current portion of notes receivable-
     related parties .....................................         5,139          5,139
   Prepaid expenses ......................................         1,063          1,292
   Prepaid royalties .....................................          --            1,124
   Income taxes receivable ...............................            26             26
                                                             -----------    -----------
 Total current assets ....................................        92,286         98,551

   Property and equipment, net of $11.0 million and
     $10.8 million accumulated depreciation at
     June 30, 2006 and December 31, 2005, respectively ...         1,518          1,703
   Notes receivable - related parties, net of current
   portion ...............................................        35,617         36,268
   Due from related parties ..............................         2,213          2,995
   Equity method investment ..............................         2,182          2,139
   Deferred financing cost, net of $1.2 million and
     $711,250 accumulated amortization at June 30, 2006
     and December 31, 2005, respectively .................         2,635            839
   Other assets ..........................................           162            164
   Goodwill ..............................................         8,583          8,583
                                                             -----------    -----------
 Total assets ............................................   $   145,196    $   151,242
                                                             ===========    ===========

            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term bank borrowings ............................   $    12,130    $    13,833
   Accounts payable ......................................        20,983         33,279
   Accrued expenses ......................................         9,097          9,504
   Income taxes ..........................................        16,717         16,829
   Current portion of long-term obligations  and factoring
     arrangement .........................................        33,435         36,110
                                                             -----------    -----------
Total current liabilities ................................        92,362        109,555

Term loan, net ...........................................        10,671           --
Other long-term obligations ..............................            10            240
Derivative liability for free-standing warrants ..........         5,197           --
Convertible debentures, net ..............................          --            5,965
Deferred tax liabilities .................................            25             47

Minority interest in consolidated subsidiary .............            71             75

Commitment and Contingencies .............................          --             --

Shareholders' equity:
   Preferred stock, 2,000,000 shares authorized; no shares
      at June 30, 2006 and December 31, 2005 issued and
      outstanding ........................................          --             --
   Common stock, no par value, 100,000,000 shares
     authorized; 30,543,763 shares at June 30, 2006 and
     30,553,763 shares at December 31, 2005 issued and
     outstanding .........................................       114,978        114,978
   Warrants to purchase common stock .....................         2,847          2,847
   Contributed capital ...................................        10,011         10,004
   Accumulated deficit ...................................       (88,742)       (90,190)
   Notes receivable from officer/shareholder .............        (2,234)        (2,279)
                                                             -----------    -----------
 Total shareholders' equity ..............................        36,860         35,360
                                                             -----------    -----------
 Total liabilities and shareholders' equity ..............   $   145,196    $   151,242
                                                             ===========    ===========


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


                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATION
                        (in thousands, except share data)

                                                         THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                        ----------------------------    -----------------------------
                                                             2006            2005            2006            2005
                                                        ------------    ------------    ------------    ------------
                                                         (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)

Net sales ...........................................   $     59,082    $     50,538    $    120,344    $     95,368
Cost of sales .......................................         46,420          39,083          95,163          74,968
                                                        ------------    ------------    ------------    ------------

Gross profit ........................................         12,662          11,455          25,181          20,400
Selling and distribution expenses ...................          2,798           2,404           5,727           4,966
General and administrative expenses .................          6,903           7,016          13,363          12,871
Royalty expenses ....................................            353             598           1,836             893
                                                        ------------    ------------    ------------    ------------

Income from operations ..............................          2,608           1,437           4,255           1,670
Interest expense ....................................         (1,946)         (1,286)         (3,134)         (2,099)
Interest income .....................................            481             517             966           1,070
Interest in income of equity method investee ........             63             183             110             346
Other income ........................................             90             175             124             239
Adjustment to fair value of derivative ..............           (218)           --              (218)           --
Other expense .......................................           (400)              5            (400)           --
Minority interest in consolidated subsidiary ........             (7)           --                 4            --
                                                        ------------    ------------    ------------    ------------

Income before provision for income taxes ............            671           1,031           1,707           1,226
Provision for income taxes ..........................             60             160             260             461
                                                        ------------    ------------    ------------    ------------

Net income ..........................................   $        611    $        871    $      1,447    $        765
                                                        ============    ============    ============    ============
Net income per share:
     Basic ..........................................   $       0.02    $       0.03    $       0.05    $       0.03
                                                        ============    ============    ============    ============

     Diluted ........................................   $       0.02    $       0.03    $       0.05    $       0.03
                                                        ============    ============    ============    ============

Weighted average common and common equivalent shares:
     Basic ..........................................     30,543,763      29,155,855      30,378,715      28,986,251
                                                        ============    ============    ============    ============
     Diluted ........................................     30,544,420      29,163,070      30,378,840      28,993,466
                                                        ============    ============    ============    ============


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